Exhibit 10.24

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made as of May 22, 2007 (the “Effective Date”), between KHH BIOSCI, INC., a North Carolina corporation, having its principal office at 634 Lake Hogan Lane, North Carolina 27516 United States of America (“KHH”) and MARRONE ORGANIC INNOVATIONS, INC., a Delaware corporation, having its principal office at 215 Madson Place, Suite B, Davis, California 95618, United States of America (“MOI”).

ARTICLE 1

BACKGROUND

1.1    KHH has conducted research on the extract of Reynoutria sachalinensis and formulations that include this extract and owns a license and various intellectual property rights associated with such extract. KHH is interested in sub-licensing such rights to MOI for further commercial development and marketing.

1.2    MOI is in the business of research, development, registration and commercialization of natural products as biopesticides. MOI is interested in assessing the above described on such extract and related rights of KHH, which MOI may develop, register and bring to market.

1.3    To advance these goals, MOI and KHH have determined to enter into a commercial relationship regarding the future development, registration, commercialization, sales and marketing of products based on such extract and related rights.

ARTICLE 2

DEFINITIONS

2.1    “Affiliate” means, in relation to a party to this Agreement, a body corporate which from time to time is, directly or indirectly, controlled by, in control of, or under common control with, such party and, for these purposes, “control” shall consist of the ownership of over 50% of the voting stock of the applicable entity.

2.2    “Agro-Kanesho Assignment and License Agreement” means that Assignment and License Agreement between KHH and Agro-Kanesho Co., Ltd., a Japanese corporation dated 18 September 2000, attached as Exhibit A.

2.3    “BASF” means BASF Aktiengesellschaft.

2.4    “BASF Agreement” means the Assignment and License Agreement between KHH and BASF, executed April 20, 1998.

2.5    “BASF Technology Rights” means the technology rights, including TECHNICAL INFORMATION, as set forth in the BASF Agreement. Attached as Exhibit B.

2.6    “BASF Territory” means the Territory as defined in the BASF Agreement.

2.7    “Confidential Information” means, as to either party and without limitation, such party’s proprietary or confidential data, know-how, formulas, compositions, processes, documents, designs, sketches, photographs, plans, graphs, drawings, specifications, equipment, samples, reports, findings, inventions, ideas and information, including business information related to Products and the BASF Technology Rights and the KHH Technology Rights.

2.8    “Customer” means any purchaser of a Product other than KHH, MOI, an Affiliate or a Sublicensee.

2.9    “Deductible Expenses” means the following items of expense incurred in connection with Sales of Products to the extent paid or allowed by MOI or a Sublicensee, and included in accordance with recognized principles of accounting in the gross sales price billed: (a) sales, use or turnover taxes; (b) excise, value added, importation or other taxes, custom duties or consular fees; (c) transportation, freight, and handling charges, and insurance on shipments to customers; (d) trade, cash or quantity discounts or rebates to the extent actually granted (including government-mandated rebates); (e) rebates, refunds, and credits for any rejected or returned Products or due to billing errors or because of retroactive price reductions, rebates or chargebacks; (f) uncollected accounts receivable attributable to Sales of Products; and (g) sales related fees or commissions paid for efforts in arranging actual Sales of Products.

2.10    “Exclusive” means that for the term of this Agreement KHH will not use or license to any licensee, other than MOI, the Licensed Patents, the BASF Technology Rights, the Technology Rights, subject to the rights of BASF to “Technical Information” (as defined in the BASF Agreement) under Section 3.3 of the BASF Agreement, and subject to the Agro-Kanesho Assignment and License Agreement.

2.11    “Licensed Patents” means: (i) all domestic and foreign patents and patent applications listed in Exhibit C attached hereto; (iii) all divisionals, continuations, and continuations-in-part of such patents and patent applications; (iv) all patents that issue on any of the foregoing patent applications; (v) all foreign counterparts of the foregoing patents and patent applications; and (vi) all reissues, reexaminations, renewals, extensions, and supplementary protection certificates relating to any of the foregoing patents. Exhibit C may be updated from time to time on mutual agreement.

2.12    “Licensed Patent Rights” means any and all rights under the Licensed Patents.

2.13    “Net Revenues” means the amount received by MOI or a Sublicensee, in each case for the Sale of a Product to a Customer, less the Deductible Expenses applicable to such Sale. Net revenues shall also include imputed Net Revenues as provided in Section 10.4.

2.14    “Product” means any product or device that is covered by, or is made by or utilizes a process or material covered by, any Valid Claim or which utilizes any BASF Technology Rights or KHH Technology Rights.

2.15    “Registration” means approval by the United States Environmental Protection Agency of a microbial, a substance or a mixture of substances, as a biochemical or microbial pesticide.

2.16    “Sale” means the sale, transfer, exchange or other commercial disposition of a Product. In case of doubt, Sales of Products will be deemed consummated no later than receipt of payment by a Customer for the applicable transaction involving such Product.

2.17    “Sublicensee” will mean, with respect to a particular Product, a third party to which MOI has granted a license or sublicense under any or all of the Licensed Patent Rights.

2.18    “KHH Technology Rights” means any and all ideas, inventions, formulae, processes, trade secrets and substantial know-how, intellectual property, techniques, methods, specifications, practices, data and other forms of information relating to the processes, methods and techniques for manufacturing, formulating and using the Licensed Patent Rights or relating to the Products, whether patentable or not and whether or not reduced to practice, including Licensed Patent Rights and registration data in each case owned or licensable by KHH or directly or indirectly derived from the foregoing or from Confidential Information of Licensor at any time during the term of this Agreement, other than BASF Technology Rights.

2.19    “Technology Rights” means KHH Technology Rights and BASF Technology Rights.

2.20    “Territory” means:

a) with respect to the Licensed Patents, the United States of America

b) with respect to the BASF Technology Rights, the BASF Territory

c) with respect to the KHH Technology Rights, the world.

2.21    “Trademark” means all right of KHH to the trademark Milsana® as well as any unregistered version thereof, and associated goodwill.

2.22    “Valid Claim” means, with respect to any country, a claim of an issued patent within the Licensed Patents that has not, with respect to such country (a) expired or been canceled, (b) been declared invalid by an unreversed decision of a court or other appropriate body of competent jurisdiction from which there can be no further appeal, (c) been admitted to be invalid or unenforceable through reexamination, reissue, disclaimer or otherwise, and/or (d) been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement.

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND COVENANTS OF KHH

KHH hereby represents, warrants and covenants to MOI as follows:

3.1    Corporate Power and Authority.  KHH has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. KHH also represents and warrants that, except as set forth in Exhibit C, it has the right and the authority, including ownership or appropriate and valid licenses, to grant the licenses set forth in Article 5 and to grant and perform its other rights and obligations hereunder.

3.2    Compliance with Law. KHH will conduct its activities and operations in material compliance with all applicable laws, statutes, rules or regulations.

3.3    No Conflicting Agreement.  KHH represents and warrants that it has not granted to any third party any right or interest in any of the Licensed Patent Rights or other Technology Rights that is inconsistent with the rights granted to MOI herein and will not grant any third party such a right during the term of this Agreement.

3.4    No Litigation.  KHH represents and warrants that, as of the date of execution of this Agreement, there are no pending or, to its actual knowledge, threatened actions, suits, investigations, claims, or proceedings in any way relating to the Licensed Patent Rights or other Technology Rights.

3.5    BASF Agreement.  KHH represents and warrants that this Agreement is consistent with the relevant terms of the BASF Agreement and that MOI has no direct obligation to BASF under the BASF Agreement. As between KHH and MOI, KHH is solely responsible for performing its obligations under the BASF Agreement.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS OF MOI

MOI represents, warrants and covenants the following to KHH:

4.1 Corporate Power and Authority.  MOI has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder and thereunder.

4.2 Compliance with Law.  MOI will conduct its activities and operations in material compliance with all applicable laws, statutes, rules or regulations.

ARTICLE 5

LICENSE GRANT AND APPLICATION ASSIGNMENT

5.1    Grant.  Subject to the terms and conditions of this Agreement, to the terms and conditions of the BASF Agreement, to the terms and conditions of the Agro-Kanesho Assignment and License Agreement. KHH hereby grants to MOI an Exclusive, royalty-bearing, sublicensable license under the Licensed Patent Rights, BASF Technology Rights and KHH Technology Rights; and Trademarks, to research, develop, make, have made, import, have imported, use, have used, sell, have sold, offer for sale, have offered for sale, and otherwise exploit Products in the Territory.

5.2    Limits on Sublicensing.  MOI has the right to grant nonexclusive or exclusive sublicenses hereunder, provided, that: (a) MOI will include all Net Revenues of Sublicensees in MOI’s reports to KHH, as provided in Section 7.1, and MOI will pay royalties thereon to KHH calculated pursuant to Section 6.2; and (b) MOI may grant sublicenses of no greater scope than the licenses granted under Section 5.1.

5.3    Assignment of Sublicenses.  Any sublicenses granted by MOI of the rights it receives under Section 5.1, including any nonexclusive sublicenses, will remain in effect and, at

MOI’s and KHH’s election, may be assigned to KHH if the license in Section 5.1 terminates pursuant to Article 13, provided the financial obligations of each Sublicensee to KHH will be at least the same as the Sublicensees’ obligations to MOI with respect to Licensed Patent Rights but, in any event, will not be less than MOI’s obligations to KHH for such sublicenses under this Agreement. In such event and subject to the preceding sentence, KHH will assume all the rights and obligations of MOI under such sublicenses with respect to the licenses granted under the Licensed Patents Rights and other Technology Rights to such Sublicensees. In the event of such assignment, unless otherwise agreed by KHH, KHH will not be obligated to assume any obligation of MOI under the license agreement other than the granting of the license rights consistent with the terms hereof.

5.4    Term of License.  The license grant in Section 5.1 will continue for the term of this Agreement as set forth in Section 13.1, unless the Agreement is earlier terminated in accordance with Article 13 or otherwise.

ARTICLE 6

ROYALTIES

6.1    License Fee.  In consideration for the license rights granted herein, MOI will pay KHH a license fee of [*****] for the licenses granted under this Agreement. Such license fee is payable as follows:

(a)    [*****] of such fee is due within 15 days after the execution of this Agreement;

(b)    [*****] of such fee is due within 15 days after satisfactory completion by KHH of the Diligence (as defined in Section 8.3); provided that, unless this Agreement is sooner terminated, such fee is payable within 60 days of the Effective Date; and

(c)    [*****] be paid within 75 days of the Effective Date, contingent on successful due diligence.

6.2    Royalty on Sales of Products; Exclusions.  With respect to the Sale of Products by or for MOI, and Affiliate of MOI, a Sublicensee, or and Affiliate of a Sublicensee, MOI will pay KHH [*****] of Net Revenues based on such Sale in such country. No more than one royalty payment will be due with respect to a Sale of a particular Product. No multiple royalties will be payable because any Product, or its manufacture, sale or use is covered by more than one Valid Claim in a given country. No royalty will be payable under this Section with respect to (a) Sales of Products among MOI, its Sublicensees or Affiliates, provided that the Sublicensees or Affiliates are not end users of the Product, or (b) Products distributed for use in research and/or development or as promotional samples or otherwise distributed without charge to Third Parties.

6.3    Maximum Amount; Duration of Royalty Obligation.  Notwithstanding any other term of this Agreement, MOI is not obligated to pay KHH any royalties, license fees or other amounts under this Article or Article 10, including royalties based on MOI or Sublicensee Product Sales, in excess of [*****] (the “Maximum Amount”). Subject to the immediately preceding sentence, royalties due under this Article will be payable in U.S. Dollars on a country-by-country and Product-by-Product basis until the expiration of the Term of this Agreement.

[*****]	Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission

6.4    Minimum Royalties.  If MOI pays to KHH, royalties, service fees and other amounts, pursuant to this Article or Article 10, in calendar years 2007, 2008 and 2009, less than [*****] then within 30 days of the end of such year MOI must pay KHH such shortfall. MOI will be entitled to credit the amount of any payment of the shortfall made under this Section against any future actual royalty amounts owed pursuant to Section 6.2 or 10.4.

6.5    Expenses.  Independent of the foregoing royalty obligations, MOI shall be responsible for payment of all reasonable and pre-approved expenses of KHH in fulfilling its obligations to MOI under this Agreement.

ARTICLE 7

REPORTS, PAYMENTS AND RECORD

7.1    Reports; Payment.  Following the first Sale of a Product, on or before the 30th day after the end of each MOI fiscal quarter, and for so long as royalties are payable under this Agreement, MOI will render to KHH a report in writing, setting forth Net Revenues and the number of units of Products Sold in each country during such quarter by MOI and Sublicensees. MOI will pay to KHH with each such report any royalties due to KHH as indicated in such report.

7.2    Currency Exchange; Overdue Interest.  Net Revenues received by MOI from Sublicensees in currencies other than U.S. dollars will be converted into U.S. dollars according to MOI’s reasonable standard internal conversion procedures. Overdue payments under this Agreement will bear interest from the date due until paid at the lower of a per annum rate 1% above the prime rate in effect as published in the Wall Street Journal or at the highest interest rate permissible under applicable law.

7.3    Records; Audit.  MOI will keep complete and accurate records and books of account in respect of all Products made and sold by MOI, its Affiliates and Sublicensees, under this Agreement, and, of all payment obligations to KHH under this Agreement. KHH will have the right, during business hours, no more often than annually unless there is breach of this Agreement by MOI to engage a nationally-certified auditing firm reasonably acceptable to MOI to examine such records and books of MOI its Sublicensees and Affiliates to verify the amounts paid to KHH hereunder. MOI will keep the same for at least 3 years after it pays KHH the royalties due for such Products. Such auditors will not disclose to KHH or to any third party any information learned through such examination. However, if MOI challenges any finding of underpayment, the auditors may disclose to KHH such information as is necessary to justify the auditors’ conclusions. KHH will not use any such information for any purpose other than determining and enforcing its rights under this Agreement. If KHH’s examination of such records and books reveals any underpayment greater than 4% of the amount actually paid to KHH in the relevant time period, MOI will promptly pay to KHH the amount of such underpayment, and MOI will pay to KHH the reasonable costs and expenses incurred by KHH in connection with such examination.

[*****]	Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission

ARTICLE 8

TRANSFER AND DILIGENCE

8.1    Transfer.  Within 60 days of the Effective Date, KHH will deliver to MOI the following:

(a)    A separate tangible description of all KHH and BASF Technology Rights and copies of all related contracts, including the method of manufacture and formulation of the Products except for “Assignee Information” as defined in the Agro Kanesho License Agreement.

(b)    All original or scanned (electronic) original documents and correspondence related to the Registration application filed by KHH with the United States Environmental Protection Agency with respect to technical registration of Reynoutria sachalinensis (REYSA)/Polygonum sachalinensis (POLSA), the Manufacturing Use Product, and the formulated product Milsana® bioprotectant Concentrate (collectively, the “Registration Application”).

(c)    All trademark and patent documents.

(d)    Efficacy data.

(e)    All documents relating to plant production, formulation experimentation and final formulas

8.2    Consulting Services.   MOI will pay KHH $100.00 per hour of expert consulting services by KHH personnel to facilitate the transfer under Section 8.1 and to otherwise assist MOI in the development of the Product; provided that MOI is not obligated to pay KHH more than a combined total of [*****], accumulated in 2007 and 2008 for such services, unless MOI requests more than [*****] hours of services, at which time the parties will mutually agree to a per hour price. The parties will mutually agree on the timing and scope of the services to be provided by KHH under this Section. The fees for such consulting services will be due 30 days after MOI’s receipt of the related invoice, which must be accompanied by detailed description of the services. In addition, MOI will be responsible for reimbursing KHH for all reasonable out-of-pocket, pre-approved expenses related to the provision of such services. The foregoing fee represents the entire amount MOI is obligated to pay to KHH for such services.

8.3    Diligence.  MOI may perform a due diligence investigation relating to the Technology Rights, the potential Products and the related business prospects (the “Diligence”). MOI’s start of diligence is when patents, trademarks, EPA registration documents and production information have been received. If within sixty (60) days after receipt of this information, MOI determines that any aspect of the Technology Rights or the potential Products are not satisfactory, then MOI may terminate this Agreement upon 15 days’ notice to KHH. However, prior to so terminating this Agreement MOI shall first engage in good faith negotiations with KHH to modify the terms of this Agreement in order to reasonably address such unsatisfactory matters. If MOI finds something in its due diligence that requires termination, then MOI will be entitled to a fee refund of its initial [*****].

8.4    Assignment.  KHH hereby assigns to MOI all of KHH’s right title and interest in and to the Registration Application provided that such rights, title and interest shall revert if this Agreement is terminated for any reason.

[*****]	Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission

ARTICLE 9

PROPRIETARY RIGHTS

9.1    Registrations; Improvements.  MOI is entitled to submit all regulatory filings in its name and shall own all such filings and other registrations, including the Registrations. Any improvements to the Licensed Patent Rights or any other Technology Rights, whether patentable or not, made by MOI shall be the sole property of MOI.

9.2    MOI Trademarks.  MOI will obtain and maintain trademarks for the Product as MOI sees fit at MOI’s sole discretion and at its own expense. MOI will retain sole and exclusive ownership of such trademarks at all times. Nothing in this Agreement shall be construed as conferring on KHH the right to use in advertising, publicity or other promotional activities any name, trademark or tradename of MOI or its products.

9.3    Publicity.   MOI may publicize the relationship under this Agreement as provided in Section 15.9.

ARTICLE 10

INFRINGEMENT BY THIRD PARTY

10.1    Right to Defend.  As between KHH and MOI, MOI will at its expense, have the first right but not the obligation to protect the Licensed Patent Rights and other Technology Rights from infringement and prosecute infringers. If KHH supplies MOI with evidence of infringement of Licensed Patent Rights or other Technology Rights, KHH may by written notice request MOI to take steps to enforce such intellectual property rights. If KHH does so, and MOI does not, within 90 days of the receipt of such notice, either (a) cause the infringement to terminate, or (b) initiate and continue a legal action against the infringer, KHH may, upon written notice to MOI, initiate an action against the infringer at KHH’s Notwithstanding the foregoing, MOI will have the right to sublicense any alleged infringer pursuant to Article 5.

10.2    Declaratory Judgment.  If a declaratory judgment action or claim or counterclaim alleging invalidity, unenforceability or noninfringement of any of the Licensed Patents or other Technology Rights is brought against KHH or MOI, MOI may elect to have sole control of the action, and if MOI so elects it will bear all the costs of the action.

10.3    Cooperation in an Action.  If one party institutes or carries on a legal action pursuant to Section 10.1 or 10.2, the other party will fully cooperate with and supply all assistance reasonably requested by the party instituting or carrying on such action, including, if requested by the party instituting the action and necessary to pursue the action, joining in such action at the expense of the party requesting such joinder. A party instituting or carrying on such an action will keep the other party informed of the progress of such action. Such other party will be entitled to be represented by counsel in connection with such action at its own expense.

10.4    Allocation of Recovery and Expenses.   Any amounts paid to KHH or MOI by third parties as the result of an action brought by either party pursuant to Section 10.1 or 10.2 (such as in satisfaction of a judgment or pursuant to a settlement), will first be applied to reimbursement of the unreimbursed expenses (including attorneys’ fees and expert fees) incurred by each party. If this Agreement has not been terminated and the recovery is in the form of lost revenues, then any remainder of the recovery after expenses shall be paid first to KHH as provided in Article 6. If this Agreement has not been terminated and the recovery is in the nature of lost profits, then the parties will in good faith impute the amount of Net Revenues which would have generated such profits, and the amounts to be paid under Article 6 shall be paid to KHH with respect to such imputed Net Revenues, with the remainder in either case to be paid to MOI.

ARTICLE 11

CONFIDENTIALITY

11.1    Scope.  During the term of this Agreement and for 5 years thereafter, MOI and KHH agree: (a) not to disclose to any third party, except as specifically allowed by this Agreement, any Confidential Information of the other party, and (b) to limit disclosure of Confidential Information within its own organization to individuals whose duties justify the need to know such information and who are legally obligated to comply with the terms of this Agreement; provided, however, that nothing herein will limit disclosures by MOI in connection with MOI’s exercise of its license rights as granted in Article 5, so long as the recipient is likewise bound by Confidentiality obligations at least as restrictive as Article 11. To the extent practical, Confidential Information will be disclosed in tangible form and marked “Confidential.” Information disclosed in non-tangible form, such as orally or by visual inspection, will be considered confidential when the disclosing party confirms in writing the fact and general nature of the disclosure within 1 month after it is made.

11.2    Exclusions.  The recipient of Confidential Information will be under no obligation with respect to any information which: (a) at the time of disclosure is available to the public; (b) after disclosure becomes available to the public through no fault of the recipient, provided that the obligation of the recipient will cease only after the date on which such information has become available to the public; (c) the recipient can demonstrate through tangible evidence was in its possession before receipt from the disclosing party; (d) is disclosed to the recipient without restriction on disclosure by a third party who has the lawful right to disclose such information; or (e) was independently developed by the recipient as proven by contemporaneous documentation made prior to the disclosure to recipient. Confidential Information will not be deemed to be within the foregoing exceptions merely because it is: (i) specific and embraced by more general information in the public domain or the recipient’s possession or; (ii) a combination which can be pieced together to reconstruct the Confidential Information from multiple sources, none of which shows the whole combination, its principle of operation, or method of use.

11.3    Required Disclosure.  It will not be a breach of this Article if the recipient party is required to disclose the other party’s Confidential Information pursuant to an order of the government or a court of competent jurisdiction, provided that (a) the recipient party provides the other party with adequate notice of the court or government order and the required disclosure, (b) the recipient party cooperates with the other party’s efforts to protect its Confidential Information with respect to such disclosure, and (c) the recipient party takes all reasonable measures requested by the other party to challenge or to modify the scope of such required disclosure.

11.4    Terms of this Agreement.   Except as expressly provided herein, MOI and KHH agree not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, however, that disclosures may be made as required by securities or other applicable laws, to actual or prospective investors and corporate partners, and to a party’s accountants, attorneys, and other professional advisors who agree to appropriate confidentiality provisions to protect such information from disclosure or improper use, and by MOI to Sublicensees or potential Sublicensees. Also, nothing in this Agreement shall prevent MOI from providing to another customer MOI’s standard form agreements.

ARTICLE 12

PATENTS AND PATENT COSTS

12.1    Patent Costs.  Subject to the terms of Sections 12.2 and 13.3, from and after the Effective Date, MOI will pay for 100% of the patent costs incurred in connection with the Licensed Patent Rights,

12.2    Responsible Party.  MOI will have the sole right to right to apply for, prosecute and maintain, from the Effective Date through the termination of this Agreement, the Licensed Patent Rights and other Technology Rights. The application filings, prosecution, maintenance and payment of all fees and expenses, including legal fees, relating to the Licensed Patent Rights will be the responsibility of MOI during such period, subject to Section 133. At MOI’s expense, KHH will provide MOI with all information necessary or useful for the filing and prosecution of such Licensed Patent Rights and other Technology Rights and will cooperate fully with MOI so that MOI may establish and maintain such rights. Patent attorneys chosen by MOI will handle all patent filings and prosecutions, on behalf of KHH, provided, however, KHH will be entitled to review and comment upon and approve, all material actions undertaken in the prosecution of all patents and applications. KHH will be deemed to have approved any such action if it fails to disapprove such action within 10 business days of request for approval. KHH will promptly provide any comments or approvals which it elects to provide hereunder. If MOI declines to apply for, prosecute or maintain any Licensed Patent Rights and other Technology Rights, KHH will have the right to pursue the same at KHH’s expense and MOI will have no rights under KHH’s interest therein nor any obligation to reimburse KHH for its related prosecution and maintenance fees. If MOI decides not to apply for, prosecute or maintain any Licensed Patent Rights, MOI will give sufficient and timely notice to KHH so as to permit KHH to apply for, prosecute and maintain such Licensed Patent Rights. In such event, MOI will provide KHH with all information necessary or useful for the filing and prosecution of such Licensed Patent Rights and will cooperate fully with KHH so that KHH may establish and maintain such rights.

ARTICLE 13

TERM AND TERMINATION

13.1    Term.  The term of this Agreement will commence on the Effective Date and, unless earlier terminated in accordance with this Article, expire on the later of (a) the 10th anniversary of the Effective Date, or (b) the expiration of the last-to-expire issued Valid Claim and any other patent issued relating to any other Technology Rights.

13.2    Termination by KHH.  KHH may terminate this Agreement prior to the date it would otherwise expire pursuant to Section 13.1 if (a) MOI materially breaches this Agreement and fails to cure such breach within 60 days after notice from KHH of such breach, or (b) any proceedings are instituted by or against MOI under any bankruptcy, insolvency, or moratorium law and such remain undismissed for at least 90 days.

13.3    Termination by MOI.  MOI may terminate this Agreement prior to the date it would otherwise expire pursuant to Section 13.1 if (a) KHH materially breaches this Agreement and fails to cure such breach within 60 days after notice from MOI of such breach, or (b) any proceedings are instituted by or against KHH under any bankruptcy, insolvency, or moratorium law and such remain undismissed for at least 90 days. Also, MOI may terminate this Agreement as provided in Sections 8.3.

13.4    Rights Regarding Products.  Notwithstanding anything herein to the contrary, following the termination or expiration of the term of this Agreement, MOI will have the right to use or sell Products on hand on the date of such termination or expiration and to complete Products in the process of manufacture at the time of such termination or expiration and use or sell the same, provided that MOI will submit the applicable royalty reports described in Sections 7.1, along with the royalty payments required above in accordance with Section 6.2 for Sale of such Products. MOI may continue to sell Products to customers beyond the time period of the agreement.

13.5    No Waiver of Claims; Assignment of Sublicenses.  Termination of this Agreement for any reason will not release any either party from any liability which had accrued to the other party or which is attributable to a period prior to such termination. Upon any termination of this Agreement, KHH will accept an assignment by MOI of any sublicenses granted by MOI to Sublicensees in accordance with Section 5.3, and any sublicense so assigned will remain in full force and effect

13.6    Survival.  Termination of this Agreement will not relieve MOI of liability for payment of any royalty due for Products made prior to the effective date of such termination. Also, Articles 2, 3, 4, 9, 11, 13, 14 and 15 will survive the expiration or termination of this Agreement for any reason.

13.7    Return of Materials and Confidential Information. Upon termination of this Agreement for any reason, MOI shall return to KHH all materials, Confidential Information, KHH Technology Rights and BASF Technology Rights, and MOI shall not use the same or any part thereof for any purpose whatsoever.

13.8    Consequences of Termination. Subject to its rights under Sections 13.4, if applicable, if MOI terminates this Agreement for any reason prior to 2016, it shall refrain, directly or indirectly, from the growing, production, marketing or distribution of Products anywhere within the Territory for two years after such termination, provided that MOI may retain and continue to use such materials as necessary to exercise rights under Sections 13.4.

ARTICLE 14

INDEMNITY

14.1    MOI Indemnity.  MOI hereby agrees to defend, at its own expense, KHH from and against any third party claim alleging, arising out of, or resulting from, (a) any breach of or inaccuracy in any representation or warranty made by MOI herein, or (b) the use or commercialization by MOI, its Sublicensees or assignees of the Licensed Patent Rights or any other Technology Rights to the extent that any such claim arise solely from the actions of MOI. Subject to compliance with Section 14.3, MOI agrees to pay any damage or award finally awarded against KHH in such action or agreed upon in settlement.

14.2    KHH Indemnity.  KHH agrees to defend MOI from and against any third party claim alleging, arising out of, or resulting from, any breach of or inaccuracy in any representation or warranty made by KHH herein. Subject to compliance with Section 14.3, KHH agrees to pay any damage or award finally awarded against MOI in such action or agreed upon in settlement.

14.3    Process.  Any party obligated to provide indemnity under this Article must be (a) notified promptly of any claims for which indemnity is sought and of which the applicable party has notice, (b) have the sole right to control and defend or settle any litigation within the scope of such party’s indemnity, and (c) provided reasonable cooperation be the indemnified party in the defense of any such claims.

ARTICLE 15

MISCELLANEOUS

15.1    This Agreement will be governed by the laws of the State of California.

15.2    Assignment.  This Agreement may not be assigned or otherwise transferred by any party without the prior written consent of the other party; provided, however, that either party may assign this Agreement, without the consent of the other party (a) to any of its Affiliates, if the assigning party guarantees the full performance of its Affiliate’s obligations hereunder, or (b) in connection with the transfer or sale of all or substantially all of the related assets or business or in the event of its merger or consolidation with another company. In all cases the assigning party will provide the other party with prompt notice of any such assignment. No assignment will release a party from responsibility for the performance of any accrued obligation of such party hereunder.

15.3    Notices.  All notices, requests or consents required or permitted under this Agreement will be made in writing and will be given to the other party by personal delivery, registered or certified mail (with return receipt), overnight air courier (with receipt signature) or facsimile transmission (with “answerback” confirmation of transmission), sent to such party’s address or telecopy numbers set forth below, or such other addresses or telecopy numbers of which the parties have given notice pursuant to this Section. Each such notice, request or consent will be deemed effective upon the date of actual receipt, receipt signature or confirmation of transmission, as applicable.

If to MOI:	If to KHH:

Marrone Organic Innovations, Inc.	KHH Biosci, Inc.
215 Madson Place, Suites B/C Davis, CA 95618 USA Attn: Dr. Pamela G. Marrone Phone: (530) 750-2800 Facsimile: (530) 750-2808	634 Lake Hogan Lane Chapel Hill, NC 27516 USA Attn: Dr. Hans von Amsberg [*****]

15.4    Entire Agreement.   This Agreement constitutes the entire agreement of the parties with respect to the subject matter herein and supersedes all prior agreements with respect thereto. This Agreement may be amended only in writing signed by both parties.

15.5    Severability.  If a court or regulatory authority of competent jurisdiction determines that one or more of the paragraphs or provisions of this Agreement are or may be invalid or unenforceable such decision will not affect the remainder of this Agreement.

15.6    Force Majeure.  The parties will not be liable for any delay in or failure of performance hereunder due to any contingency beyond its reasonable control including but not limited to an act of God, war, mobilization, insurrection, rebellion, civil commotion, riot, act of extremist or public enemy, sabotage, labor dispute, lockout, strike, explosion, fire, flood, storm, accident, drought, equipment failure, power failure, shortage of cars, delay of carrier, embargo, law, ordinance, rule or regulation, whether valid or invalid, including priority requisition, allocation, or price control.

15.7    Waiver.  Failure by either party hereto to exercise or enforce any rights conferred upon it by this Agreement will not be deemed to be a waiver of any such rights or operate so as to bar the exercise or enforcement thereof or of any other rights at any subsequent time or times.

15.8    Status of the Parties.  Nothing in this Agreement will be construed as to constitute a partnership or joint venture between the parties or authorize either to represent the other party or contract any liability on behalf of the other party.

15.9    Joint Press Release; Publicity.  Upon execution of this Agreement or as soon as practicable thereafter, the parties will issue a joint press release, the text of which will be mutually acceptable to the parties. In addition, from time to time during the term hereof, MOI may issue press releases and other forms of publicity referring to the Products and KHH’s role with respect thereto, such to be subject to the consent of KHH (such consent not to be unreasonably withheld or delayed).

15.10    No Consequential Damages.  Except for claims arising out of breach of Article 11, neither party will be liable to the other for any special, consequential, incidental, or indirect damages arising out of this agreement, however caused, under any theory of liability.

15.11    Construction.  This Agreement is the result of negotiations among, and has been reviewed by, KHH and MOI. Accordingly, this Agreement will be deemed to be the product of both parties, and no ambiguity will be construed in favor of, or against, KHH or MOI.

[*****]	Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission

15.12    Other Interpretive Provisions.  References in this Agreement to “Articles” and “Sections” are to articles and sections herein unless otherwise indicated. The words “include” and “including” and words of similar import when used in this Agreement will not be construed to be limiting or exclusive. Except as provided in a particular context, the word “or” when used in this Agreement may mean each as well as all alternatives. Headings in this Agreement are for convenience of reference only and are not part of the substance hereof. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the dates indicated below but to be effective as of the Effective Date.

MARRONEORGANIC INNOVATIONS, INC.		KHH BIOSCI, INC.

By:	/s/ Pamela Marrone	By:	/s/ Hans von Amsberg
Name:	Pamela Marrone	Name:	Hans von Amsberg
Title:	President & CEO	Title:	President KHH BioSci, Inc.
Date:	May 21, 2007	Date:	May 22, 2007

EXHIBIT C

LICENSED PATENTS

Country	Number	Status	Expiring
USA	5,989,429	Granted	[On or around 2016]
USA	4,863,734	Granted	Sept. 05, 2006 [Expired]
Canada	1,292,679	Granted	Dec. 03, 2008 [Not maintained]
South Africa	0088/7962	Granted	Oct. 25, 2008 [Not maintained]
Australia	746341	Granted	November 5, 2018